Exhibit 2.2

PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this “Agreement”) dated as of April 26, 2004, is between Overton Pipeline Company LP, a Texas limited partnership (herein called “Seller”), and EAP Energy Services, L.P. (herein called “Buyer”).

W I T N E S S E T H:

     WHEREAS, Buyer has contemporaneously entered into an Agreement of Purchase and Sale (“Lease PSA”) for the purchase of certain oil and gas properties, described therein;

     WHEREAS, Seller desires to sell, assign and convey to Buyer, and Buyer desires to purchase and accept, certain pipelines and related assets used to gather and transport to market the gas produced from said oil and gas properties;

     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

     1.01 Purchase and Sale. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Property (as defined below), subject to the terms and conditions of this Agreement. For purposes of this Agreement, Property shall mean all of Seller’s right, title and interest in and to the property (“Property” or “Properties”) described below, except for the rights excepted and reserved below:

          (a) All right, title and interest of the Seller in the pipeline and appurtenant, equipment, facilities and fixtures which are described on Exhibit 1.1(a) attached hereto and made part hereof (“Pipeline”);

          (b) All right, title and interest of Seller in, to the extent assignable, any and all permits, licenses and governmental authorizations that are necessary or appropriate for the operation, maintenance, repair, replacement and ownership of the Pipeline (“Permits”);

          (c) All right, title and interest of Seller in the easements, right-of-way agreements, surface site leases or other interests described on Exhibit 1.1(c) attached hereto and made part hereof and any other easements, or right-of-way agreements owned by Seller that are solely for the ownership, operation, maintenance, repair or replacement of the Pipeline (“Easements”);

          (d) All right, title and interest of Seller in any and all unexpired warranties, claims, rights, or causes of action Seller may have against third parties that relate to the Pipeline, Easements, and Permits (“Warranties”);

          (e) All right, title and interest of Seller in the Gathering and Compression Agreement attached hereto as Exhibit 7.03 and contracts and agreements listed on Exhibit 1.1(e) attached hereto and made a part hereof and any and all other contracts and agreements of Seller that are used by Seller solely to maintain and operate the Pipeline (said contracts and agreements, are herein called the “Contracts”); and

          (f) All right, title and interest of Seller in any and all line pack, gas, gas inventories, and other gaseous substances located in the Pipeline on the Closing (the “Line Pack”).

     1.02 Effective Time. The purchase and sale of the Property shall be effective as of June 1, 2004, at 7:00 a.m., local time (herein called the “Effective Time”), said time to be determined for each locality described in Exhibit A in accordance with the time observed in said locality.

ARTICLE II

PURCHASE PRICE

     2.01 Purchase Price. The purchase price for the Property shall be $2,000,000 (herein called the “Preliminary Purchase Price”), subject to adjustment as set forth in Section 2.02 below.

     2.02 Adjustments to Purchase Price. The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the “Final Purchase Price”:

          (a) The Preliminary Purchase Price shall be adjusted upward by the following:

          (1) The amount of all expenditures (including, without limitation, rentals and other charges, ad valorem, property, excise, and other taxes based upon or measured by the ownership of property paid by or on behalf of Seller in connection with the ownership or operation of the Property from the Effective Time to the Closing Date;

          (2) An amount equal to all prepaid expenses attributable to the Property that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time including, without limitation, prepaid ad valorem, property, and similar taxes (but not including income taxes) based upon or measured by the ownership of property; and

          (3) Any other amount agreed upon by Seller and Buyer.

          (b) The Preliminary Purchase Price shall be adjusted downward by the following:

          (1) Proceeds received by Seller prior to the Closing Date attributable to the Property and that are, in accordance with generally accepted accounting principles, attributable to the period of time from the Effective Time to the Closing Date;

          (2) An amount equal to all unpaid ad valorem, property, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property accruing to the Property prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Property for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended;

          (3) An amount equal to the sum of all Defect Adjustments (as defined in Section 5.03); and

          (4) Any other amount agreed upon by Seller and Buyer.

     2.03 Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid to Seller the sum of $100,000, herein called the “Deposit.” In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing. In the event the transaction contemplated hereby fails to close on the Closing Date as a result of a material breach of this Agreement or the Lease PSA by the Buyer which occurs in the absence of a material breach of this Agreement by Seller or the Lease PSA by the “Seller” as defined in the Lease PSA, Seller shall retain the Deposit as its sole remedy for such default. If the transaction contemplated hereby otherwise fails to close, the Deposit shall be returned to Buyer. The Deposit shall not bear interest, and if the same is paid to Buyer or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of Seller. Each Seller represents and warrants the following:

          (a) Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified to carry on its business in each state where failure to so qualify would have a materially adverse effect upon its business or properties.

          (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement has been duly and validly authorized and will not violate, or be in conflict with, any provision of the articles of incorporation or bylaws or other governing documents of Seller, or any provision of any agreement or instrument to which Seller is a party or by which it is bound except any provision in any agreement as to (i) any preferential right to purchase a portion of the Property, (ii) required consents to transfer and related provisions or (iii) approvals required to be obtained from governmental entities which are customarily obtained post-closing.

          (c) This Agreement has been duly executed and delivered on behalf of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (d) Except as described on Schedule 3.01(d) hereto, no suit, action or other proceeding is pending, and to Seller’s knowledge none is threatened, before any court or governmental agency as of the date of this Agreement that might result in impairment or loss of Seller’s title to any part of the Property or that might hinder or impede the operation of the Property or that might result in a diminution of the value thereof.

          (e) Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          (f) Except as described on Schedule 3.01(f), there exists no transportation imbalance regarding production transported or gathered in the Pipeline which could result in Buyer being obligated to make payment or to deliver gas quantities to any person or entity as a result of such imbalance.

          (g) To Seller’s knowledge, all of the Pipeline is in serviceable and operable condition for its current use and is in compliance with all applicable laws and regulations and, to Seller’s knowledge, the operations of and conditions upon the Pipeline and Easements are in material compliance with all applicable laws and regulations and in accordance with good operating practices.

          (h) Except for as listed on Schedule 3.01(h), none of the Easements require the payment of a rental or other periodic fee in order to maintain them in full force and effect. All such rentals or other periodic fees due prior to the Effective Date under the Easements have been paid in full, except for funds in suspense accounts, and (ii) all taxes due and owing in respect thereof have been paid in full.

          (i) This transaction is not subject to the reporting requirements of the Internal Revenue Code of 1986, as amended, and, accordingly, IRS Form 8594 (Asset Acquisition Statement) is not required to be filed for this transaction; provided, if the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect consistent reporting of an agreed allocation of the value of the Property.

          (j) Except for those Contracts listed on Schedule 3.01(j), none of the Contracts obligate Seller to use the Property to transport, gather or compress gas, or give any party the right to interconnect pipeline or other facilities with the Pipeline.

          (k) Except for those Contracts or Easements listed on Schedule 3.01(k), none of the Contracts or Easements require the consent or approval of any other party thereto in order to assign such Contract or Easements to Buyer in accordance with this Agreement.

     3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

          (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and duly qualified to carry on its business in each state in which failure to so qualify would have a materially adverse effect on Buyer’s business or properties.

          (b) Buyer has all requisite power and authority, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Property on the terms described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Buyer’s agreement of limited partnership or other governing documents or any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          (c) This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (d) Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

          (e) Anything to the contrary contained herein notwithstanding, Seller’s representations are not made and Buyer may not rely on any such representations (and without limitation of the foregoing the truth and accuracy or any such representations shall not be a condition to Closing) to the extent any such representation is untrue or inaccurate but such untruth or inaccuracy is known to Buyer.

     3.03 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION

RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTY WHATSOEVER. UPON CLOSING, BUYER SHALL BE DEEMED TO HAVE INSPECTED AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, BUYER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND DUE DILIGENCE AND SHALL ACCEPT ALL THE PROPERTIES IN THEIR “AS IS” AND “WHERE IS” CONDITION. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ARTICLE IV

COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

          (a) After the execution of this Agreement, Seller will make available to Buyer for examination at its offices at reasonable times any of its title and other information relating to the Property which it has and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Property as Buyer may reasonably desire, to the extent in each case, that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party, to include any of the following to the extent that Seller has such records and the right to make such records available:

          (1) Any Title opinions and title status reports pertaining to the Property;

          (2) Records relating to any payment of rentals, and other payments due under the Easements;

          (3) Records relating to the payment of ad valorem, property, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Property;

          (4) Ownership maps and surveys relating to the Property;

          (5) Copies or originals of all Easements, Contracts and Permits;

          (6) Copies or originals of all known inventories of personal property and fixtures included in the Property; and

          (7) Accounting records, files and engineering technical data relating to the Property.

          Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and records at any reasonable time, but only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment to a third party. Seller shall not be obligated to furnish any updating abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional title information as Buyer may deem prudent.

          (b) During the period from the date of this Agreement to the date of Closing, Seller shall operate the Property and, without the prior written consent of Buyer, will not (i) abandon any part of the Property, or (ii) commence any repair, replacement or expansion of the Property anticipated to cost the owner of the Property in excess of $5,000 (except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable agreement or order), or (iii) convey or dispose of any part of the Property (except for sales or other dispositions of equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability). In the performance of Seller’s duty to develop, maintain or operate the Property, it shall act in the ordinary course of business consistent with past practices. ANYTHING TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR SELLER’S INTEREST IN THE PROPERTY AND ITS OBLIGATIONS HEREUNDER, DALE OPERATING COMPANY SHALL NOT BE RESPONSIBLE FOR, AND IS HEREBY RELEASED FROM, ANY AND ALL CLAIMS, DAMAGES, AND LIABILITIES OF EVERY KIND AND CHARACTER (INCLUDING ALL COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEYS FEES), RESULTING FROM, ARISING OUT OF, OR INCIDENTAL TO ITS PERFORMANCE OF ANY DUTIES WITH RESPECT TO THE DEVELOPMENT, MAINTENANCE OR OPERATION OF THE PROPERTIES (WHETHER SUCH DUTIES ARISE UNDER THIS AGREEMENT OR OTHERWISE) EVEN IF SUCH CLAIMS, DAMAGES, AND LIABILITIES ARISE FROM OR ARE ATTRIBUTED TO ITS NEGLIGENCE. THE ONLY CLAIMS, DAMAGES, AND LIABILITIES TO WHICH THIS

RELEASE DOES NOT APPLY ARE THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE AND INTENTIONAL TORTS.

          (c) Seller shall maintain its partnership status from the date hereof until Closing and shall assure that as of the Closing Date it will not be under any partnership, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions. With respect to any third-party consents and preferential rights to purchase, Seller shall promptly make written requests of such third parties, in compliance with applicable agreements, that such consents be given or waived and that such preferential rights be waived.

          (d) Seller shall immediately notify Buyer of any suit, action or other proceeding of the type referred to in Section 3.01(d) that arises prior to the Closing of which Seller becomes aware.

          (e) Seller shall immediately notify Buyer of any material adverse change in the Property.

     4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that:

          (a) Buyer shall maintain its partnership status and assure that as of the Closing Date it will not be under any partnership, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (b) Until Closing, Buyer shall safeguard and maintain in confidence all engineering data, reports and maps, accounting records, and all other confidential data or information in the possession of Buyer relating to the Property and furnished by Seller.

ARTICLE V

TITLE AND OTHER MATTERS

     5.01 Defensible Title.

          (a) As used herein, the term “Defensible Title” shall mean, such title held by Seller that, subject to and except for the Permitted Encumbrances (as hereinafter defined): (i) permits Seller to continue to use the Property in the manner which it is currently being used and (ii) is free and clear of encumbrances, liens and defects.

          (b) The term “Permitted Encumbrances”, as used herein, shall mean:

          (1) The rentals or other periodic fees referenced in Schedule 3.01(h);

          (2) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, (iii) arrangements can be made on terms satisfactory to Buyer to allow

Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

          (3) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (4) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of gathering or transportation pipelines or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;

          (5) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Property to the extent such matters do not materially interfere with operations on the Property;

          (6) liens of operators relating to obligations not yet due or pursuant to which Seller is not in default;

          (7) such Title Defects or other defects as Buyer has waived pursuant to Section 5.03(b);

          (8) the terms and conditions of all leases, agreements, orders, instruments, documents and other matters expressly described in any of the Exhibits or Schedules hereto;

          (9) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of governmental authority;

          (10) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property;

          (11) defects or irregularities that Seller can establish have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

          (12) defects or irregularities in the chain of title occurring more than 20 years ago consisting of the failure to recite marital status in documents or omissions of heirship proceedings; and

          (13) defects or irregularities occurring more than 20 years ago resulting from or related to probate proceedings or the lack thereof.

          (c) The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Property (excluding Permitted Encumbrances), that alone or in combination with other defects renders Seller’s title to the Property or part thereof less than Defensible Title.

     5.02 Casualty Loss. If, prior to the Closing, all or any portion of the Property is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer may elect (i) to treat the Property affected by such destruction, taking or pending or threatened taking as Defect Property in accordance with Section 5.03; or (ii) to purchase such Property notwithstanding any such destruction, taking or pending or threatened taking (without reduction of the Preliminary Purchase Price therefor), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Property to be assigned to Buyer and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Property to be assigned to Buyer. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to such Property to be assigned to Buyer without first obtaining the written consent of Buyer.

     5.03 Defect Adjustments.

          (a) “Defect Property” shall mean that portion of the Property (as determined in accordance with Section 5.03(c)) affected by a Title Defect or that Buyer is otherwise entitled under Sections 5.02 or 5.04 to treat as Defect Property, and of which Seller has been given notice by Buyer by the Defect Deadline as defined in the Lease PSA ( herein the “Defect Deadline” ). In order to be effective such notice must be in writing and must include (i) a description of the Defect Property, (ii) the basis for the defect that Buyer believes causes such Property to be treated as Defect Property, and (iii) the amount by which Buyer believes the value of the Defect Property has been reduced and the computations and information upon which Buyer’s belief is based. All Title Defects of which Buyer fails to give Seller notice in the manner required above by the Defect Deadline shall be waived for all purposes and shall not form the basis for any claims by Buyer under this Agreement or otherwise, provided that Buyer is not waiving any claim for any breach by Seller of the special warranty of title contained in the Conveyance delivered at Closing.

          (b) Defect Properties shall not be excluded from the Property to be purchased by Buyer at the Closing but the Preliminary Purchase Price shall be reduced in accordance with Section 2.02 by the amount by which the Title Defect or Defect Condition reduces the value of the Property as agreed upon by Seller and Buyer in writing (which reduction shall be called a “Defect Adjustment”) unless, prior to the Closing, (i) the Title Defect or Defect Condition with respect to the Defect Property has been cured, or (ii) Buyer agrees to waive such Title Defect or Defect Condition and purchase the Defect Property notwithstanding the defect. Anything to the contrary notwithstanding, the Defect Adjustment for any Title Defect that is the loss of the right to own, operate and use any portion of the Pipeline in the manner in which it is currently being used shall be the cost of obtaining all necessary rights to operate, maintain, repair or replace the Pipeline for the length of the Pipeline affected. If Buyer and Seller do not agree to an amount by which the Preliminary Purchase Price should be reduced for such Title Defect or Defect Condition prior to Closing, then, for purposes of calculating the Preliminary Purchase Price only, the Defect Adjustment will be the amount asserted by Buyer. Seller will have until sixty (60) days after Closing to cure such Title Defect or Defect Condition and if a cure is so effected, Seller will be credited with the deducted amount in the Final Settlement Statement. If there is any disagreement between Seller and Buyer as to whether a Title Defect or Defect Condition has been cured or as to the amount that should be allocated to such Title Defect or Defect Condition, the dispute shall be determined in accordance with Section 10.13.

     5.04 Identification of Additional Defect Property.

          (a) Review. During the period ending on the Defect Deadline, Buyer and its employees, agents and contractors shall have the right, but not the obligation, to do the following (the “Pre-Acquisition Review”), at its sole cost and expense but with the cooperation and assistance of Seller.

          (i) To the extent Seller has the right to grant such rights to Buyer, and only after notice to any operator of the Property, to enter all or any part of the Property at any reasonable time and from time to time, during the Review Period, and to inspect, inventory, investigate (including performing environmental assessments and evaluations), study and examine the same and the operations conducted thereon; and

          (ii) To inspect and review at Seller’s offices at reasonable times and upon reasonable notice, all non-privileged files, records, documents and data related to the Property including, but not limited to, any of the following which Seller may have: original well record files on all wells, regulatory, accounting, environmental, pipeline, maintenance, transportation, processing, production, engineering, lease and contract files and records.

          (b) Review Results.

          (i) If, as a result of the Pre-Acquisition Review, Buyer determines in its reasonable judgment exercised in good faith that, as to any portion of the Property: either (A) the environmental condition thereof is unacceptable to Buyer; or (B) the physical condition of the equipment on the Property is unacceptable to Buyer; or (C) the extent of existing, potential or contingent liabilities pose or create an unacceptable risk; then, Buyer may give written notice to Seller on or before the Defect Deadline of such conditions (“Defect Conditions”). In order to be effective such notice must be in writing and must include (i) a description of the Property or portion thereof affected, (ii) the basis for Buyer’s determination that such condition or risk is unacceptable, (iii) the asserted value of such the affected Property, and (iv) the amount by which Buyer believes the value of such Property has been reduced and the computations and information upon which Buyer’s belief is based.

          (ii) Upon receipt of such notice, Seller will (A) remedy or agree to remedy, to a degree agreed upon prior to Closing, such condition; (B) agree with Buyer on an adjustment to the Purchase Price which adjustment shall reflect Buyer’s cost to remedy such condition(s); or (C) obtain Buyer’s agreement to acquire the affected portion or portions of the Property “as is” and release Seller from all claims related thereto. In determining what portion of a Property is affected by Defect Conditions, it is the intent of the parties to include, when possible, only that portion of the Property affected by the condition. If Seller fails to do one of the above, then Buyer shall have the right, but not the obligation to remedy the Title Defect or Defect Condition (including in the case of a Defect Condition, obtaining all necessary rights to operate, maintain, replace or repair the length of the Pipeline affected by such Defect Condition and in such case, the length of the Pipeline and related property affected by such Defect Condition shall not be conveyed hereunder), and Seller shall reimburse Buyer’s actual reasonable costs incurred in so doing. The rights set forth in the immediately preceding sentence shall be Buyer’s sole remedy for any failure by Seller to take one of the actions listed in the first sentence of this subsection (ii).

          (c) If any preferential right to purchase is exercised, Buyer may elect to treat that portion of the Property affected by the exercise of such preferential right as Defect Property by giving Seller notice thereof in accordance with Section 5.03(a).

          (d) If any necessary third party consent to assignment is not obtained prior to the Closing, Buyer may elect to treat that portion of the Property subject to such consent requirement as Defect Property by giving Seller notice thereof in accordance with 5.03(a).

          (e) If, prior to the Closing, Buyer becomes aware of any suit, action or other proceeding before any court or government agency that would result in loss or impairment of Seller’s title to any portion of the Property or a portion of the value thereof, Buyer may elect to treat that portion of the Property affected thereby as Defect Property by giving Seller notice thereof in accordance with Section 5.03(a).

          (f) If Buyer exercises rights to perform a Pre-Acquisition Review or its rights under Section 4.01 then (a) such inspection, inventory, investigation, study and examination shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against each Seller (and its affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless each Seller affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT

NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

ARTICLE VI

CONDITIONS TO CLOSING

     6.01 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements in all respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

          (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

          (c) Simultaneously with the Closing, the closing shall occur of the Lease PSA.

          (d) Seller shall not have exercised any rights it may have hereunder to terminate this Agreement.

     6.02 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements in all respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

          (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

          (c) Simultaneously with the Closing, the closing shall occur of the Lease PSA.

          (d) Buyer shall not have exercised any rights it may have hereunder to terminate this Agreement.

ARTICLE VII

CLOSING

     7.01 Date of Closing. Unless the parties hereto mutually agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held on the same date as the Closing (as defined in the Lease PSA) under the Lease PSA and if Closing has not occurred by July 31, 2004, Buyer may terminate this Agreement. The date Closing actually occurs is herein called the “Closing Date.”

     7.02 Place of Closing. The Closing shall be held at the offices of Seller or at such other place as Buyer and Seller may agree in writing.

     7.03 Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

          (a) Seller shall execute, acknowledge and deliver to Buyer an assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording) in form (“Conveyance”) as set forth in Exhibit “C” hereto conveying the Property to Buyer.

          (b) Seller and Buyer shall execute and deliver a settlement statement (herein called the “Preliminary Settlement Statement”) prepared by Seller and approved by Buyer that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount, provided that if Buyer refuses to approve the Preliminary Statement then Buyer shall pay the Preliminary Purchase Price, in the manner provided in subsection 7.03 (c) below, instead of the Closing Amount subject to adjustment as provided herein. The term “Closing Amount” shall mean the Preliminary Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information then available and after deduction of the Deposit.

          (c) Buyer shall deliver the Closing Amount by wire transfer to a bank account which shall be designated by Seller at least three days prior to Closing.

          (d) Seller shall deliver to Buyer exclusive possession of the Property.

          (e) Seller shall execute and deliver a Non-Foreign Affidavit substantially in the form of Exhibit “E.”

          (f) Upon Buyer’s request, Seller shall deliver to Buyer an assignment of the Third Party C/A’s.

ARTICLE VIII

OBLIGATIONS AFTER CLOSING

     8.01 Post-Closing Adjustments. As soon as practicable (and in no event more than 90 days) after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement (including Exhibit “D”) and generally accepted accounting principles, a statement (herein called the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments. Within fifteen days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than 60 days thereafter. If no such agreement can be reached, either Seller or Buyer may refer the matter to arbitration. The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.” In the event that (1) the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller in immediately available funds the amount of such difference, or (2) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five days of the Final Settlement Date.

     8.02 Files and Records. Within ten days after the Closing Date, Seller shall deliver to Buyer all of Seller’s files and records relating to the Property.

     8.03 Sales Taxes and Recording Fees. Buyer shall pay all sales taxes, if any, occasioned by the sale of the Property and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

     8.04 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

     8.05 Indemnification. From and after the Closing:

          (a) Buyer shall defend, indemnify and save and hold harmless Seller against (i) all claims, costs, expenses and liabilities incurred in connection with the ownership, , operation or maintenance of the Property which accrue or relate to the period after the Effective Time, (ii) all claims, costs, expenses and liabilities relating to environmental conditions on the Property, whether accruing or relating to periods before or after the Effective Time, and (iii) court costs and reasonable attorneys’ fees incurred in enforcing this indemnity.

          (b) Seller shall defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities incurred in connection with the ownership, operation or maintenance of the Property, which accrue or relate to the period prior to the Effective Time including, without limitation (i) amounts due for rentals or periodic fees of the kind described in Section 3.01(h) due with respect to periods prior to the Effective Time, and (ii) court costs and reasonable attorneys’ fees incurred in enforcing this indemnity; provided, (A) there is excluded any matter for which Seller is entitled to indemnity from Buyer under Section 8.05(a) above and (B) in no event (except as to matters described in clause (i) above, as to which there is no limit) shall the Sellers be obligated to indemnify and save and hold harmless Buyer under this Agreement for an aggregate amount in excess of 125% of the Preliminary Purchase Price.

     8.06 Survival. The representations, warranties, covenants, agreements and indemnities included or provided for in this Agreement and any Exhibit hereto shall only survive the Closing for 5 years, provided, the representations contained in Section 3.01(h) and Seller’s indemnity obligations related thereto shall survive indefinitely.

ARTICLE IX

TERMINATION OF AGREEMENT

     9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated as provided elsewhere in this Agreement and in the following instances:

          (a) By Seller if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived as of the Closing Date.

          (b) By Buyer if the conditions set forth in Section 6.02 are not satisfied in all material respects or waived as of the Closing Date.

          (c) At any time by the mutual written agreement of Buyer and Seller.

     9.02 Liabilities Upon Termination. If this Agreement is terminated for any reason other than those set forth in Section 9.01 or is breached, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

ARTICLE X

MISCELLANEOUS

     10.01 Exhibits. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

     10.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

     10.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or sent by facsimile transmissions, when received by the party charged with such notice and addressed as follows:

If to Buyer:

EAP Energy Services, L.P. 777 Main Street, Suite 1400 Fort Worth, Texas 76102 Attention: Kevin Treadway

If to Seller:

Overton Pipeline Company LP 2121 San Jacinto Street, Suite 1870 Dallas, Texas 75201 Attention: Larry Dale

     Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

     10.04 Amendments. Subject to the provisions of Section 5.03, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     10.05 Assignment. Buyer may not assign all or any portion of its rights hereunder unless Buyer continues to remain liable for the performance of Buyer’s obligations hereunder or obtains the prior written consent of Seller releasing Buyer from such liability.

     10.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Seller shall not disclose the Purchase Price for a period of two years following Closing, and neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party unless a party is advised by counsel that it is under a legal obligation to issue such publicity.

     10.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     10.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     10.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

     10.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

     10.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     10.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     10.13 Arbitration.

          (a) Any dispute arising under or relating to this Agreement, which cannot be resolved by mutual agreement, shall be resolved exclusively by final and binding arbitration in the State of Texas, County of Dallas, in accordance with the commercial arbitration rules of the AAA, except as otherwise provided herein. Either Buyer or Seller may invoke arbitration of such issue by serving on the other party a written notice of arbitration (the “Arbitration Notice”), which shall specify with reasonable detail (i) the issues in dispute, (ii) the claims asserted, (iii) the remedies sought by the party invoking arbitration and (iv) the name of such party’s chosen impartial arbitrator. Within five (5) Business Days of receipt of the notice, the receiving party shall (A) select its impartial arbitrator and (B) notify the party who shall have given the Arbitration Notice. Within five (5) Business Days thereafter, the two arbitrators so chosen shall choose a third impartial arbitrator. Each arbitrator shall have experience in the oil and gas industry.

          (b) The decision of the arbitrators shall be rendered within fifteen (15) days following the appointment of the third arbitrator. All decisions of the arbitrators shall be by a majority vote. Each of Buyer and Seller shall pay the fees and expenses of the arbitrator chosen by such party and shall pay one-half of the fees and expenses of the third arbitrator.

          (c) A judgment on the award by the arbitrators may be entered by any court having jurisdiction thereof.

          (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs, and the award unless legally obliged to do so.

     10.14 Non-Compete. For a period of three (3) years after Closing (the "Non-Compete Period”), Seller and its partners and their affiliates agree not to compete with Buyer within any part of the area (“Non-Compete Area”) shown on Exhibit B-1 to the Lease PSA by retaining, buying, exchanging, acquiring or otherwise owning, directly or indirectly, either

          (a) for itself or for another as a representative, and whether

          (b) by itself or through any representative,

any gathering or transportation pipeline within the Non-Compete Area. In the event any Seller or any of such Seller’s affiliates or representatives (directly or indirectly as set forth above) owns or acquires any interest in any gathering or transportation pipeline in the Non-Compete Area in derogation hereof, then, at Buyer’s option, the interest so owned or acquired shall be conveyed (or if held by an affiliate or representative, the breaching party or parties shall cause such interest to be conveyed to Buyer), at the actual and reasonable direct cost and without creation of additional burdens for the benefit of such Seller, or its affiliates or representatives (except the royalty to the lessor or lessors of each such lease conveyed). The election of such remedy shall be without limitation of any other remedies such Buyer may have at law or in equity. Seller agrees to execute and deliver any further documentation reasonably requested by Buyer to effectuate Section 10.14 and provide notice to others, and bind such party thereto. Further, each Seller and its affiliates agree to provide any information requested by Buyer to verify compliance with this Section 10.14.

     10.15 Like Kind Exchange. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, Buyer shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effect the Like-Kind Exchange, including, but not limited to, permitting Seller to assign their rights under this Agreement to a qualified intermediary of Seller’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall incur no expense in connection with such Like-Kind Exchange, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.

     10.16 Deceptive Trade Practices Waiver. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waivers Buyer’s rights under the provisions of the Texas Deceptive Trade Practices — Consumer Protection Act, Sections 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. Buyer states after consultation with an attorney of Buyer’s selection that Buyer voluntarily consents to this waiver.

     10.17 Termination of Lease PSA. If the Lease PSA is terminated by either party in accordance with the provisions of the Lease PSA, any party to this Agreement that is not in material breach of the Lease PSA may also terminate this Agreement, in which case Seller and Buyer shall not have any further obligations to each other hereunder other than the return to Buyer of the Deposit.

     10.18 No Solicitation. For a period of three (3) years after Closing, Buyer shall not employ or solicit for employment any of the employees or consultants of Seller listed on Exhibit 10.18 unless a person so listed has ceased to be employed by Seller.

     10.19 Confidentiality Agreement. At the Closing, Seller will, at Buyer’s request, assign to Buyer all of Seller’s confidentiality agreements with third parties relating to possible sale of the Properties to such third parties, referred to as the “Third Party C/A’s.”

     EXECUTED as of the date first above mentioned.

*	SELLER:

OVERTON PIPELINE COMPANY, LP

By: Overton Pipeline Company GP LLC

By: _______________________________
Name: ________________________________
Title: __________________________________

BUYER:

ENCORE OPERATING, L.P.

By: EAP Energy Services, L.P. General Partner

By: _______________________________
Name: ________________________________
Title: ___________________________________